AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AIMSI TECHNOLOGIES, INC.

Pursuant to ss. 16-10a-1007 of the Utah Revised Business Corporation Act ("the Act") and a resolution heretofore adopted (by written consent pursuant to ss.16-10a821 of the Act) by its board of directors. AIMSI Technologies, Inc. hereby restates and amend its Articles of Incorporation - as heretofore amended and without any further amendment to be effectuated hereby, to-wit:

ARTICLE I

Name

The name of the corporation is AIMS Technologies, Inc.

ARTICLE II

Capital Stock

(1) Authorized Sharer. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, consisting of 280,000,000 shares of Common Stock with a par value of $.001 and 20,000,000 shares of Preferred Stock with a par value of $.001.

(2) Common Stock. The shares of Common Stock shall when issued have unlimited voting rights and be entitled to receive the net assets of the corporation on dissolution.

(3) Preferred Stock. The designations and powers, preferences and rights, and qualifications and limitations of the Preferred Stock, the establishment of preferences as between different series, shall be established in accordance with the Utah Revised Business Corporation Law Act by the Board of Directors; shares of Preferred Stock when issued shall not have any voting power unless such power has been provided for by the Board of Directors.

ARTICLE III

Preemptive Rights

A shareholder of the Corporation shall not be entitled to a pre-emptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, 5ubscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE IV

Duration and Purpose

The Corporation shall continue in existence perpetually unless sooner dissolved according to law, and is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the Utah revised Business Corporation Act.

ARTICLE V

Meetings

At all meetings of the shareholders, one-third of all shares entitled to vote at the meeting shall constitute a quorum, and the affirmative vote of a majority of a quorum shall constitute the act of the shareholders.

ARTICLE VI

Corporation Actions

The corporation may take action by the written consent of fewer than all of the shareholders entitled to vote with respect to the subject matter of any action in question; provided, however, that in order to be valid any and all such written consents shall be made and provided in accordance with all applicable requirements of Section 16-10a-704 of the Utah Revised Business Corporation Act and signed by holders of not less than a majority of the Corporation's outstanding shareholders (calculated as of the record date provided for by Section 16-10a-704(6) of that Act)

ARTICLE VII

Board of Directors and Officers

(a) The board of directors of the Corporation shall consist of such number of persons, not less than three, as shall be determined in accordance with the by-laws from time to time.

(b) The officers of the Corporation are and shall hereafter be a President, one or more Vice-Presidents (as may be prescribed by the by-laws), a Secretary, a Treasurer, and such other officers as may hereafter be designated by the Board of Directors in a manner not inowlsi5tent with the by-laws.

(c) The officers, directors and other members of management of this Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Corporation has expressed an interest as determined from time to time by the Corporation's board of directors as evidenced by resolutions appearing in the Corporation's minutes. When such areas of interest are delineated, all such business opportunities within such business opportunities within such areas of interest which come to the attention of the officer, directors and other member of management of the Corporation shall be disclosed promptly to the Corporation shall be disclosed promptly and made available to It. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director and other member of management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of the Corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have to the Corporation.

ARTICLE VIII

Indemnification

The Corporation shall indemnify any person who is or was a director to the maximum extent provided by statute.

The director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under ss.10-10-44 of the Utah Revised Business Corporation Act or any amended or successor provision thereof, or (iv) for any transactions from which the directors derived all improper personal benefit. If the Utah Business Corporation Act is amended after this Article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Utah Du5iness Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director Of the Corporation existing at the time of such repeal or modification.

The Corporation shall indemnify any person who is or was an officer, employee or agent of the Corporation who is not a director, to the maximum extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the Corporation's shareholders or directors, or in a contract.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation and who while a director, officer employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such capacity, whether or not the Corporation would have the power to indemnify him against such liability under provisions of the statue.

Upon filing by the Division of Corporations and Commercial Code of the Utah Department of Commerce these amended and restated Articles of Incorporation of AIMSI Technologies, Inc. shall supersede the original Articles of Incorporation of said corporation and all prior amendments to them.

EXECUTED on this 21st day October 2004:

/s/ Everett Bassie

Everett Bassie, Secretary